Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces First Quarter 2008 Results

First Quarter 2008 Highlights

•	Total reported revenues reached $168.9 million, an increase of 78.4% over the prior year.

•	As Adjusted Revenues increased to $170.9 million, or 77.0% over the prior year.

•	Same store As Adjusted Revenues continued to outperform the industry, declining 4.2%.

•	As Adjusted EBITDA increased 93.9% over the prior year to $30.1 million.

•	Same store As Adjusted EBITDA also continued to outperform the industry, increasing 1.4%.

•	Sold non-strategic properties for $9.4 million.

Recent Developments

•	Paid first quarter dividend of $0.20 per share on April 15, 2008.

•	Identified non-strategic properties, including real estate, for potential sale of approximately $35 million.

FAIRPORT, N.Y., May 9, 2008 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (NYSE: GHS) today reported financial results for the quarter ended March 31, 2008.

The Company reported total revenues of $168.9 million in the quarter, an increase of 78.4% over the prior year. As Adjusted Revenues increased to $170.9 million, or 77.0% over the prior year. On a same store basis, As Adjusted Revenues declined 4.2% in the quarter, outpacing newspaper peers which averaged a double-digit decline.

Operating income declined less than $1.0 million for the first quarter to $1.2 million. As Adjusted EBITDA nearly doubled over the prior year to $30.1 million and on a same store basis increased 1.4%, significantly outperforming industry peers. Excluding corporate costs, As Adjusted EBITDA increased 2.9% on a same store basis.

GateHouse Media’s management utilizes As Adjusted Revenues and As Adjusted EBITDA to evaluate the Company’s performance, cash flows and liquidity because these metrics exclude non-cash items such as depreciation and amortization, non-cash compensation expense and one-time costs associated with integrating acquisitions and realizing synergy cost savings. GateHouse Media also uses As Adjusted EBITDA, excluding corporate costs, to assess the performance of its core local businesses.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, commented, “While the first quarter operating environment remained very challenging, our business strategy remains sound and continues to yield performance significantly better than the newspaper industry at large and positions us very well for growth with an economic recovery. Our solid, steady performance against the current economic headwinds is a result of our focus on operating strong local media franchises in smaller markets combined with our acquisition strategy of identifying attractively valued assets.

“First quarter As Adjusted Revenues on a same store basis were down 4.2%, considerably better than our peers which in most cases had double-digit declines. Our 2007 acquisitions continue to perform very well and we are realizing the full amounts of the synergy and cost saving opportunities we targeted at the time of acquisition. This has been a major contributor to our first quarter same store As Adjusted EBITDA growth of 1.4%. It is important to point out that our business is seasonal and our first quarter is historically the lowest of the year given the post holiday lull.

“Revenue declines were primarily driven by classifieds, particularly help wanted, real estate and auto, which are tied more to the economy. The volume of transactions that occur in those categories is a major factor in driving their classified ad spend; as transaction levels recover, ad spend will increase. We are very pleased with our online business with revenues increasing 28.4% on a same store basis as we continue to benefit from our strong local positions and our online product offerings. Circulation revenues also remained strong in the first quarter, increasing 1.5% on a same store basis.

“Longer term, I am confident we will see a turnaround in advertising spend. Conversations with advertisers support our belief that the majority of the slowdown in ad spend is cyclical in nature and that it will return when economic conditions improve. In the meantime, we will continue to execute on our small local market strategy and position the company for future growth.”

First Quarter 2008

As Adjusted Revenues for the quarter were $170.9 million, a decline of 4.2% on a same store basis. Local advertising revenues continued to perform well given the current economic environment declining only 2.6% on a same store basis. Classified revenues continue to be the primary driver of revenue declines with a 12.8% decline on a same store basis. The classified advertising weakness was seen in the categories of help wanted, real estate and auto. Online revenues were strong with same store growth in this category up 28.4%. Circulation revenues in the quarter increased by 1.5%, driven by price increases offset by small volume declines. Commercial printing and other revenues decreased 10.5% in the quarter.

Although same store revenues were down, As Adjusted EBITDA of $30.1 million represented an increase of 1.4% compared to the prior year on a same store basis. The increase was driven by the realization of synergies from prior year acquisitions and careful expense management.

Non-cash compensation expense for Restricted Stock Grants (RSGs) in the first quarter was $1.1 million. One-time costs incurred or accrued in the quarter were $8.7 million. These were charges related primarily to integration of the Company’s acquisitions in order to realize permanent expense reductions, and to reduce future capital expenditure needs, as well as staff reductions taken in order to reduce the cost basis in light of the current revenue environment. Charges included severance, benefits, equipment transportation costs and legal fees.

Levered Free Cash Flow for the quarter was $3.0 million compared with $3.1 million for the same quarter in 2007. Cash flow has historically been lightest in the first quarter due to the seasonality of the business.

Dividend

The Company’s Board of Directors declared a first quarter cash dividend of $0.20 per share on its common stock for the quarter ending March 31, 2008, which was paid on April 15, 2008.

Earnings Call

The Company has scheduled a conference call to discuss the financial results on May 9, 2008 at 10:00 a.m. Eastern Time. The conference call can be accessed by dialing (877) 675-4749 (from within the U.S.) or (719) 325-4915 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “GateHouse Media First Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.gatehousemedia.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 p.m. Eastern Time on May 23, 2008 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.) please reference access code “344-8803.” A copy of this earnings release and quarterly financial supplement will be posted on the Investors section of the GateHouse Media website.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations while adjusting for the purchase accounting impact on revenues of the SureWest acquisition. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended March 31, 2008		Three months ended March 31, 2007
Revenues:
Advertising	$122,349		$71,072
Circulation	36,264		17,203
Commercial printing and other	10,335		6,453

Total revenues	168,948		94,728
Operating costs and expenses:
Operating costs	97,521		52,355
Selling, general, and administrative	48,864		30,599
Depreciation and amortization	18,763		8,802
Integration and reorganization costs	2,612		838
Impairment of long-lived assets	—		119
(Gain) loss on sale of assets	(6)		13

Operating income	1,194		2,002
Interest expense	24,416		10,217
Amortization of deferred financing costs	583		223
Unrealized loss on derivative instrument	719		383
Other (income) expense	13		(205)

Loss from continuing operations before income taxes	(24,537)		(8,616)
Income tax expense (benefit)	2,471		(2,486)

Loss from continuing operations	(27,008)		(6,130)
Income (loss) from discontinued operations, net of income taxes	(1,781	) (a)	51

Net loss	$(28,789)		$(6,079)

Loss per share:
Basic and diluted:
Loss from continuing operations	$(0.47)		$(0.16)
Loss from discontinued operations, net of income taxes	(0.03)		—

Net loss	$(0.50)		$(0.16)
Dividends declared per share	$0.20		$0.37
Basic weighted average shares outstanding	56,968,521		38,097,167

Diluted weighted average shares outstanding	56,968,521		38,097,167

(a)	Included in income from discontinued operations, net of taxes are total revenues of $1,909 for the three months ended March 31, 2008 primarily from Yankton, SD and Winter Haven, FL.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,622	$12,096
Accounts receivable, net of allowance for doubtful accounts of $4,933 and $3,874 at March 31, 2008 and December 31, 2007, respectively	74,633	85,474
Inventory	10,255	9,046
Prepaid expenses	4,514	4,514
Deferred income taxes	3,890	3,890
Other current assets	4,868	4,208
Assets held for sale	91	1,540

Total current assets	108,873	120,768
Property, plant, and equipment, net of accumulated depreciation of $37,330 and $30,597 at March 31, 2008 and December 31, 2007, respectively	217,283	210,209
Goodwill	698,886	701,852
Intangible assets, net of accumulated amortization of $69,930 and $58,111 at March 31, 2008 and December 31, 2007, respectively	811,906	808,794
Deferred financing costs, net	8,318	8,416
Other assets	1,683	1,692
Long-term assets held for sale	15,925	23,264

Total assets	$1,862,874	$1,874,995

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$1,284	$1,047
Short-term note payable	10,000	10,000
Short-term debt	20,291	—
Accounts payable	10,987	13,190
Accrued expenses	41,890	40,672
Accrued interest	9,377	9,947
Deferred revenue	32,761	29,840
Dividend payable	11,605	23,126
Liabilities held for sale	40	623

Total current liabilities	138,235	128,445
Long-term liabilities:
Long-term debt	1,216,500	1,206,000
Long-term liabilities, less current portion	5,352	3,809
Deferred income taxes	27,792	25,327
Derivative instruments	89,145	44,101
Pension and other postretirement benefit obligations	15,576	13,325

Total liabilities	1,492,600	1,421,007

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized at March 31, 2008; none issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized at March 31, 2008; 58,131,136 and 57,947,073 shares issued, and 58,071,742 and 57,891,295 outstanding at March 31, 2008 and December 31, 2007, respectively	568	568
Additional paid-in capital	823,104	822,025
Accumulated other comprehensive loss	(94,361)	(49,962)
Accumulated deficit	(358,801)	(318,407)
Treasury stock, at cost, 59,394 and 55,778 shares at March 31, 2008 and December 31, 2007, respectively	(236)	(236)

Total stockholders’ equity	370,274	453,988

Total liabilities and stockholders’ equity	$1,862,874	$1,874,995

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months ended March 31, 2008	Three months ended March 31, 2007
Cash flows from operating activities:
Net loss	$(28,789)	$(6,079)
Income (loss) from discontinued operations, net of income taxes	(1,781)	51

Net loss from continuing operations	(27,008)	(6,130)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,763	8,802
Amortization of deferred financing costs	583	223
Unrealized loss on derivative instrument	719	383
Non-cash compensation expense	1,079	1,107
Deferred income taxes	2,437	(3,649)
(Gain) loss on sale of assets	(6)	13
Pension and other postretirement benefit obligations	395	—
Non-cash interest expense	309	—
Impairment of long-lived assets	—	119
Unrecognized pension and other postretirement benefit -obligations actuarial loss	—	314
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	11,082	2,452
Inventory	(1,217)	265
Prepaid expenses	67	342
Other assets	(651)	(179)
Accounts payable	(2,401)	(1,140)
Accrued expenses	1,698	74
Accrued interest	(570)	1,975
Deferred revenue	2,991	304
Long-term liabilities	(557)	(186)

Net cash provided by operating activities	7,713	5,089

Cash flows from investing activities:
Purchases of property, plant, and equipment	(2,621)	(2,185)
Proceeds from sale of publications and other assets	9,406	180
Acquisition of The Copley Press, Inc. newspapers, net of cash acquired	(5)	—
Other acquisitions, net of cash acquired	(22,846)	(206,046)

Net cash used in investing activities	(16,066)	(208,051)

Cash flows from financing activities:
Payment of debt issuance costs	—	(3,032)
Borrowings under term loans	19,505	690,000
Repayments of term loans	—	(558,000)
Net borrowings under revolving credit facility	10,500	—
Payment of offering costs	—	(357)
Payment of dividends	(23,126)	(9,394)

Net cash provided by financing activities	6,879	119,217

Net decrease in cash and cash equivalents	(1,474)	(83,745)
Cash and cash equivalents at beginning of period	12,096	90,302

Cash and cash equivalents at end of period	$10,622	$6,557

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended March 31, 2008	Three months ended March 31, 2007
Loss from continuing operations	$(27,008)	$(6,130)
Income tax expense (benefit)	2,471	(2,486)
Unrealized loss on derivative instrument (1)	719	383
Amortization of deferred financing costs	583	223
Interest expense	24,416	10,217
Impairment of long-lived assets	—	119
Depreciation and amortization	18,763	8,802

Adjusted EBITDA from continuing operations	19,944	11,128
Non-cash compensation and other expense	6,965	2,153
Non-cash portion of postretirement benefits expense	558	314
Integration and reorganization costs	2,612	838
(Gain) loss on sale of assets	(6)	13
Impact of SureWest Directories purchase accounting	—	1,015
Income from discontinued operations	10	51

As Adjusted EBITDA	30,083	15,512
Net capital expenditures	(2,621)	(2,185)
Interest expense	(24,416)	(10,217)

Levered Free Cash Flow	$3,046	$3,110

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended March 31, 2008	Three months ended March 31, 2007
Total revenues from continuing operations	$168,948	$94,728
Revenues from discontinued operations	1,909	257

Total income statement revenues	170,857	94,985
Impact of SureWest Directories purchase accounting	—	1,567

As Adjusted Revenues	$170,857	$96,552

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 98 daily publications. GateHouse

Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues and potential acquisition opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.